Exhibit 10.40

SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT, entered into this 28 day of January, 2013 by and between iPayment, Inc. (“The Employer”), a corporation organized and existing under the laws of the State of Delaware, and the Carl A. Grimstad 2013 Insurance Trust I, Dated January 25, 2013, J. Daniel Schmidt, trustee (“The Trust”).

Witnesseth:

WHEREAS, Carl A. Grimstad (“The Employee”) renders competent and faithful services on behalf of The Employer and The Employer highly values the services, abilities and accomplishments of The Employee; and

WHEREAS, The Employer desires to encourage The Employee to continue to render faithful and high quality services to The Employer; and

WHEREAS, The Trust is the owner of Life Insurance Policy Number 213017769 (the “Policy”) insuring the life of the second to die of Carl and Jessica Grimstad (“The Insureds”) from MetLife (the “Insurance Company”): and

WHEREAS, The Trust has assigned the Policy to The Employer as collateral for amounts to be loaned by The Employer under this Agreement by an instrument of assignment (the “Collateral Assignment”) executed on March 4, 2013; and

WHEREAS, The Employer is desirous of providing protection for the beneficiaries of The Insureds in the event of their untimely death, and is willing to assist them in the payment of premiums on the Policy; and

WHEREAS, in exchange for the premium assistance of The Employer, The Trust is willing to return the amounts advanced plus interest at the “Applicable Federal Rate” to The Employer, pursuant to the Collateral Assignment executed between The Trust (the “Assignor”) and The Employer (the “Assignee”); and

WHEREAS, this Agreement is intended to qualify as a Split Dollar Plan of the type described in Final Regulations issued September 11, 2003, effective September 17, 2003; and

NOW THEREFORE, for value received and in consideration of the mutual covenants and agreements contained herein, The Employer, for itself, its successors and assigns, and The Trust for itself, and for its successors and assigns, agree as follows:

ARTICLE I

OWNERSHIP RIGHTS IN THE POLICY

A. If any individual Insured owns a majority of the stock of The Employer, then The Trust, exclusively, shall have all of the ownership rights, options and privileges permitted by the Policy including the power to borrow against the policy value limited in amount such that it will not impair The Employer’s interest in the Policy as described in Article I.B. below. The Employer shall be specifically prohibited from pledging the policy or withdrawing or borrowing its cash value. If no individual Insured owns a majority of the stock of The Employer, then The Employer shall have the right to withdraw and/or borrow against its portion of the cash value.

B. In exchange for The Employer’s payment of its premium contributions under Article II of this Agreement, The Trust agrees that:

1	in the event of either of The Insureds’ death, The Employer will be paid an amount equal to the greater of (i) the cash value of The Policy multiplied by the number of premiums that it pays divided by the total number of premiums paid or (ii) the sum of the premiums it has paid; or

2	in the event of any other termination of the Agreement during both of The Insureds’ lifetime, The Employer will be paid the net surrender value of The Policy multiplied by the number of premiums that it pays divided by the total number of premiums paid.

At that point, all other rights in the Policy shall belong to The Trust.

C. The Employer may not take any action with respect to the Policy that will impair any right or interest of The Trust in the Policy.

ARTICLE II

PREMIUM PAYMENT OPTIONS

A. The Employer shall contribute premiums under the Policy. The Employer may from time to time accelerate premium payments by paying them directly to the Insurance Company. The Trust and/or The Employee are permitted to pay in an amount equal to the economic benefit as measured by Table 2001 and may pay additional premiums if it or they so choose. The Trust retains control of selecting the Policy’s subaccounts, if any, if any Insured owns a majority of the stock of The Employer. If no Insured owns a majority of the stock of The Employer, then The Employer has the control of selecting the Policy’s subaccounts, if any.

ARTICLE III

DIVISION OF DEATH PROCEEDS OF POLICY

In the event that either Insured shall die while this Agreement is in force, The Employer shall be entitled to receive from the Policy proceeds an amount equal to The Employer’s interest in the Policy, as determined under Article I.B. of this Agreement. The portion of the Policy proceeds that is in excess of the amount paid to The Employer shall be paid to the beneficiaries designated by The Trust in accordance with the terms of the Policy and Collateral Assignment as reflected in the records of the Insurance Company.

ARTICLE IV

TERMINATION OF AGREEMENT

A. This Agreement may be terminated by The Trust at any time while both of The Insureds are living, through the delivery of written notice of termination by the trustee to The Employer.

B. Upon termination of this Agreement by The Trust while both of The Insureds are living, The Trust shall pay to The Employer in a timely fashion an amount equal to The Employer’s interest in the Policy, as determined under Article I.B. of this Agreement in return for The Employer’s release of any claim to the Policy.

C. Upon division of death proceeds of the Policy pursuant to Article III above, The Employer shall receive an amount equal to The Employer’s interest in the Policy, as determined under Article I.B. of this Agreement at which point this Agreement shall terminate without further obligations on either party.

ARTICLE V

AMENDMENT

This Agreement may be amended at any time, and from time to time, by a written instrument signed by The Employer and The Trust.

ARTICLE VI

AGREEMENT BINDING UPON PARTIES

This Agreement shall bind both The Employer, together with its successors and assigns, and The Trust, together with its successors and assigns.

ARTICLE VII

INSURER NOT A PARTY TO AGREEMENT

The Insurance Company and any mutual fund shall not be deemed a party to this Agreement. Payment or other performance of its contractual obligations in accordance with the Policy and the fund provisions shall fully discharge the Insurance Company and the mutual fund from any and all liability.

ARTICLE VIII

CONFLICT BETWEEN COLLATERAL ASSIGNMENT AND AGREEMENT

In the event that there shall be any conflict between this Agreement and the Collateral Assignment, the Collateral Assignment shall take precedence over this Agreement.

ARTICLE IX

GOVERNING LAW

This Agreement set forth the entire agreement between the parties hereto, and any and all prior agreements are hereby superseded. The laws of the State of New York shall govern this Agreement, without regard to any jurisdiction’s conflict of laws principles.

IN WITNESS WHEREOF, the Parties hereto have set their hands on the day and year first hereinabove written.

Carl A. Grimstad 2013 Insurance Trust I dated January 25, 2013 J. Daniel Schmidt, trustee (“The Trust”)	Witness

iPayment, Inc. (“The Employer”)

By:

Name:	Witness
Title: